Exhibit 10.3

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

DEFERRED COMPENSATION PLAN

(UNLESS OTHERWISE NOTED,
AS AMENDED AND RESTATED EFFECTIVE AS OF DECEMBER 1, 2015)

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

DEFERRED COMPENSATION PLAN

ARTICLE I—PURPOSE, EFFECTIVE DATE

1.1	Purpose

The purpose of The Prudential Insurance Company of America Deferred Compensation Plan (the “Plan”) is to provide the opportunity for selected employees to defer, subject to the Plan’s terms, a portion of their incentive compensation and have it accumulate on a tax-deferred basis. The Plan is intended to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of ERISA (as defined below).

1.2	Effective Date

The Plan, as hereby amended and restated, is generally effective as of December 1, 2015, unless specifically noted otherwise.

ARTICLE II—DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

“Account” means the bookkeeping convention device used by the Employer to measure and determine the amount to be paid to a Participant under the Plan, which shall be bifurcated into a Pre-2005 Account and a Post-2004 Account, to the extent provided in Section 6.1 hereof.

“Annual Compensation” means, for purposes of determining general eligibility to participate in the Plan under Section 3.1(a)(iii) and for purposes of determining “Eligible Compensation” for Insurance Sales Agents referenced at Section 3.2(a)(iv), (a) for such Insurance Sales Agents, the total compensation received by such employee that is reportable on Form W-2 as gross income for any Plan Year; and (b) for Home Office Sales Professionals at grade LMS and above or at grade 540 and above, such sales professional’s gross salary as in effect, plus any incentive bonus and any sales bonus payable in the last 12 completed months for which compensation information is available, at the time a determination under the Plan is made.

“Beneficiary” or “Beneficiaries” means the person, persons or entity entitled under Article V to receive any Plan benefits payable after a Participant’s death.
“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (including, but not limited to, any regulations or other interpretative guidance promulgated under the Code by the U.S. Department of the Treasury or the Internal Revenue Service, as applicable, which also may be cited separately as “Treasury Regulations” for purposes of this Plan).

“Committee” shall have the meaning set forth in Section 7.1.

“Company” means The Prudential Insurance Company of America.

“Company Retirement Plan” means either (a) The Prudential Traditional Retirement Plan Document, or (b) the Prudential Cash Balance Pension Plan Document, both components of The Prudential Merged Retirement Plan.

“Continuing Service Participant” means a Participant who ceases to be an employee of, but continues to provide services to, any of the 409A Service Recipients following his Retirement or Termination of Employment, or is reasonably expected (at the time of such Retirement or Termination of Employment) to provide services to any of the 409A Service Recipients within 12 months of such termination of employment.

“Corporate Compensation” has the meaning set forth in Section 7.1.

“Deferral Commitments” has the meaning set forth in Section 3.2(b).

“Deferral Period” means, for each Participant, the period of time commencing on the first day of the Plan Year in which Eligible Compensation would otherwise be payable unless deferred pursuant to the terms of the Plan, and ending on the date elected by the Participant (or otherwise determined under the Plan) as provided for in Article III and Article IV.

“Disability” means the first date on or prior to the Participant’s Termination of Employment as of which such Participant qualifies for long-term disability benefits under the Company’s Welfare Benefits Plan, or comparable long-term disability benefits plan or program sponsored by the Employer or Participating Subsidiary, if applicable.

“Eligible Compensation” shall have the meaning set forth in Section 3.2(a).

“Eligible Employee” shall have the meaning set forth in Section 3.1(a).

“Employer” means the Company and any successor of the Company as designated by the Board.

“Employee” generally means, as of any relevant date, any individual who is compensated by the Employer or any Participating Subsidiary for services actually rendered as either a common law employee or as a statutory employee under Code Section 3121(d)(3) (relating to full time life insurance salesman) including, for these purposes and to the degree not specifically described above, agents and other insurance sales Agents of the Employer and any Participating Subsidiary. The term “Employee,” however, for purposes of Section 3.1 of this Plan, does not include: (a) any individual who is on a paid or unpaid leave of absence from the Company or any Participating Subsidiary; (b) any individual who is on Disability; (c) any individual who is receiving severance or similar benefits related to a Termination of Employment from a severance plan or program sponsored or maintained by the Company, any Participating Subsidiary, or any other affiliate of the Company; or (d) any employee or agent of a subsidiary or an affiliate of the Company that is not a Participating Subsidiary at such time as the Deferral Commitment for a particular Plan Year must be made, unless otherwise provided for in Exhibit A..

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (including, but not limited to, any regulations or other interpretative guidance promulgated under ERISA by either the U.S. Department of Labor, the Internal Revenue Service (with respect to Title II of ERISA), or the Pension Benefit Guaranty Corporation (with respect to Title IV of ERISA), as applicable).

"409A Service Recipients” means the Company and each other entity which is in the same controlled group of affiliated employers as the Company, as determined in accordance with the rules under Section 414(b) and (c) of the Code.

“Financial Hardship” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute a Financial Hardship will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved:

(a)	Through reimbursement or compensation by insurance or otherwise;

(b)	By liquidation of the Participant’s or Participant spouse’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(c)	By cessation of deferrals under the Plan.

For purposes of the definition of the term “Financial Hardship,” the term “unforeseeable emergencies” does not encompass sending a Participant’s dependent to college or the desire to purchase a home, and is intended to be interpreted consistent with the definition of the term under Treasury Regulations Section 1.457-2(h)(4).

“Hardship Withdrawal” has the meaning set forth in Section 4.4.

“Insurance Sales Agents,” “Insurance Sales Agents,” ,” and “Home Office Sales Professionals,” as used in Article III, refer to Employees of the Employer or any Participating Subsidiary performing such functions as such terms are generally understood within the Employer or such Participating Subsidiary.

“Insurance Sales Matching Contributions” has the meaning set forth in Section 3.2(c).

“Participant” means (a) an Employee who has satisfied the eligibility requirements of Article III for any Plan Year and (b) has amounts credited to his or her Account under the terms of Article VI.

“Participating Subsidiary” means the following affiliates of the Employer as of the Plan’s Effective Date: PruLease, PAMCO, Prudential Investment Corporation, Prudential Bank & Trust, INTECH, Prudential Mutual Funds LLC, Prudential Real Estate Affiliates, PTC Services, Inc., Prudential HR Management Company, Prudential Mortgage Capital Company LLC, and Prudential Financial, Inc. (effective as of January 1, 2002). In addition to these entities, the term “Participating Subsidiary” means

(a)    any affiliate of the Employer, including, but not limited to

(i)
any member of a “controlled group of corporations” (as such term is defined in Code Section 1563(a), without regard to the limitations of Code Sections 1563(a)(4) and 1563(e)(3)(C)) of which the Employer is a member,

(ii)	any trade or business, whether incorporated or not, which for any part of a Plan Year is considered to be under common control with the Employer under Code Section 414(c),

(iii)	any member of an affiliated service group (as such term is defined under Code Section 414(m)) of which the Employer is a member; and

(b)	that the Compensation Committee of the Board as of the Effective Date or hereafter has designated as an entity whose employees may be eligible to participate under the applicable terms of the Plan.

“Participation Agreement” means the agreement submitted by a Participant to the Committee (or its representative, Corporate Compensation (including any Plan Administrator designated by Corporate Compensation)) prior to the beginning of the Deferral Period, with respect to a Deferral Commitment made for such Deferral Period.

“Plan” means this Deferred Compensation Plan as amended from time to time.

“Plan Year” means the calendar year.

“Post-2004 Account” means a sub-account established within a Participant’s Account pursuant to Section 6.1 to separately record the portion, if any, of a Participant’s Account which is attributable to Eligible Compensation that had been credited to such Account and which was earned or vested after December 31, 2004, and earnings thereon.

“Post-2014 Deferral Elections” means any election to effect a deferral of compensation under the Plan in respect of compensation which relates entirely to services performed subsequent to calendar year 2014.

“Pre-2005 Account” means a sub-account established within a Participant’s Account pursuant to Section 6.1 to separately record the portion, if any, of a Participant’s Account which is attributable to Eligible Compensation that had been credited to such Account and which was earned and vested as of December 31, 2004, and earnings thereon.

“Pre-2015 Deferral Elections” means any election to effect a deferral of compensation under the Plan in respect of compensation which relates in whole or in part to services performed prior to calendar year 2015.

“Prudential Cash Balance Pension Plan” means the Prudential Cash Balance Pension Plan Document, a component of the Company Retirement Plan.

“Prudential Traditional Retirement Plan” means The Prudential Traditional Retirement Plan Document, a component of the Company Retirement Plan.

“Restricted Investment Option” means any investment option (e.g., the Prudential Financial, Inc. Common Stock Fund or the Prudential Retirement Real Estate Fund) designated as available for the notional investment of Participants’ Accounts that the Plan Administrator shall from time to time have designated as subject to such restrictions or conditions on notional investment transfers (whether into or out of such investment option), withdrawals or distributions as the Plan Administrator shall establish from time to time.

“Retires” or “Retirement” means a Participant’s Termination of Employment (as defined below, including the special provisions applicable to a Continuing Service Participant) on or after the earliest date on which he or she satisfies any of the following conditions: (i) has attained age 50 and has completed 20 years of service; (ii) has attained age 55 and has completed 10 years of service or (iii) has attained age 65. Whether a Participant Retires or has reached Retirement shall be determined regardless of whether, as of the date of his or her Termination of

Employment, the Participant has commenced receipt of his or her Pension from the Prudential Traditional Retirement Plan or any comparable retirement plan sponsored by the Employer or Participating Subsidiary

“Termination of Employment” means a Participant’s separation from service from the 409 Service Recipients for any reason other than death; provided however, that, in the case of any Continuing Service Participant, the term Termination of Employment or Retirement (and any similar terms used in this Plan) shall be deemed to refer to the date at which such Participant incurs a "separation from service," within the meaning of Section 409A of the Code and the regulations promulgated thereunder, from the 409A Service Recipients. This means that rather than being entitled to receive a distribution hereunder upon, or at a specified time following, a termination of employment, a Continuing Service Participant shall only be entitled to receive such distribution upon, or at a specified time following, such a separation from service.

“Unforseeable Emergency” means is a severe financial hardship to the Participant resulting from an illness or accident of the Participant or the Participant's spouse or dependents; loss of the Participant's property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant has an Unforseeable Emergency shall be determined on the particular facts and circumstances pertaining to such Participant, in accordance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

ARTICLE III—
ELIGIBILITY, PARTICIPATION AND DEFERRAL COMMITMENTS

3.1	Eligibility and Participation

(a)	Eligibility. Eligibility to participate in the Plan shall be limited to any one of the following Employees (each, an “Eligible Employee”) who is:

(i)	at Vice President rank (Grade 06P) and above;

(i)	at Managing Director rank and above; and/or

(iii)	the following select group of management and highly compensated Employees who satisfy the Annual Compensation thresholds set forth below as of the particular Plan Year (if noted):

(A)    For Plan Year 2000 Deferral Commitments only:

(I)	An Investment Professional at Senior Vice President and Vice President rank whose Annual Compensation exceeds (or is anticipated to exceed) $200,000 in any Plan Year; and

(II)	An Institutional and Retirement Sales Professional at Vice President rank whose Annual Compensation exceeds (or is anticipated to exceed) $250,000 in any Plan Year;

(B)    For Plan Year 2001 Deferral Commitments and beyond:

A Home Office Sales Professional at grade LMS and above or at grade 540 and above whose Annual Compensation exceeds $250,000 (or such greater or less amount as the Committee shall specify from time to time, to be effective as of any future Plan Year) for such Plan Year; and/or

(C)
An Insurance Sales Agent whose Annual Compensation exceeds $150,000 (or such greater or less amount as the Committee shall specify from time to time, to be effective as of any future Plan Year) for such Plan Year.

(b)
Participation. An Eligible Employee may elect to participate in the Plan with respect to the Deferral Period by submitting a Participation Agreement by the 31st day of December, or such other date specified in the enrollment materials, which must be in the year preceding the Plan Year in which the services in respect of which the Eligible Compensation is payable commence to be performed by the Participant. In addition, Corporate Compensation may permit an individual who is not an Eligible Employee to complete a Participation Agreement to participate in the Plan with respect to a Deferral Period in which such individual is expected to be an Eligible Employee; provided that such Participation Agreement shall not be or become effective unless and until such individual becomes an Eligible Employee.

3.2     Deferral Commitments and Insurance Sales Agents Matching Contributions

(a)
Eligible Compensation. The following compensation is eligible for deferral, in whole or in part, under the Plan by an Eligible Employee (“Eligible Compensation”), on such terms and subject to such conditions and limitations (including, but not limited to, the manner in which a Participation Agreement shall apply to compensation payable in installments over a period of years) as may be specified in the applicable Participation Agreement:

(i)
Grants under the Employer’s or any Participating Subsidiary’s long-term incentive award plans (including, but not limited to, performance share unit awards payable in cash), the precise amounts of which, as of the time such Employee may complete a Participation Agreement, are unknown to such Employee;

(ii)
Grants under the Employer’s or any Participating Subsidiary’s sales bonus award plans, the precise amounts of which, as of the time such Employee may complete a Participation Agreement, are unknown to such Employee;

(iii)
Grants under the Employer’s or any Participating Subsidiary’s annual incentive award plans, the precise amounts of which, as of the time such Employee may complete a Participation Agreement, are unknown to such Employee;

(iii)
For Insurance Sales Agents described in Section 3.1(a)(iii)(c) above, all amounts in excess of $150,000 (or such greater or less amount as the Committee shall specify from time to time, to be effective as of any future Plan Year) of Annual Compensation earned during the Plan Year subsequent to the year in which such Employee executes a Participation Agreement in accordance with the terms of Section 3.4; and

(iv)
Grants made after 2010 under the Employer’s or any Participating Subsidiary’s mid-term incentive program, the precise amounts of which, as of the time such Employee may complete a Participation Agreement, are unknown to such Employee.

For purposes of this Section 3.2(a), the term “Eligible Compensation” does not include any (a) salary payments made to Eligible Employees (except as may be included under the terms of Section 3.2(a)(iv) above), (b) any supplemental bonuses paid to an Eligible Employee that are not part of a compensation plan sponsored by the Employer or any Participating Subsidiary, (c) any severance payments paid to an Eligible Employee, or (d) any amounts under any such long-term incentive award, sales bonus award or annual incentive award plans or other programs or arrangements that are “guaranteed”, in whole or in part, by the Employer or any Participating Subsidiary to an Eligible Employee, whether or not as part of an employment or severance agreement with such Eligible Employee, or are otherwise known or determinable by such Employee as of the time of such Eligible Employee’s enrollment in the Plan pursuant to a Participation Agreement. Notwithstanding anything else contained herein to the contrary, so long as an Eligible Employee completes a Participation Agreement in respect thereof at a time established by Corporate Compensation in compliance with the requirements of Section 409A of the Code, grants under the Employer’s or any Participating Subsidiary’s notional carried interest investment plan, as to which the Eligible Employee had an earned and vested right to payment as of December 31, 2004 and payment of which is made after 2007, shall be treated as Eligible Compensation.

(b)
Form of Deferral. The amount of Eligible Compensation that Eligible Employees may defer under the Plan with respect to services to be performed in any subsequent Plan Year or Years (the “Deferral Commitment”) shall be indicated on any Participation Agreement as a percentage (in five percent (5%) increments up to eighty percent (80%) or such other increments as the Committee shall specify from time to time) for Participants that are Insurance Sales Agents; and for all other Participants, a percentage (in five percent (5%) increments up to eighty-five percent (85%) or such other increments as the Committee shall specify from time to time), of such participant’s annual incentive award or long-term incentive award.

(c)
Insurance Sales Agent Matching Contribution. For any Eligible Employee who is an Insurance Sales Agent and who makes a Deferral Commitment under the Plan in respect of any Plan Year, an Insurance Sales Agent Matching Contribution shall be made on such Participant’s behalf with respect to the Deferral Commitment in an amount equal to three percent (3%) of such Deferral Commitment.

3.3    Deferral Period

(a)    General Rule. Once the Eligible Employee has completed a Participation Agreement with respect to an amount of Eligible Compensation, a new Deferral Period begins on the first day of the Plan Year in which the Participant commences the services in respect of which the Eligible Compensation would otherwise be earned unless deferred pursuant to the terms of the Plan. Except as otherwise expressly provided herein, such new Deferral Period will extend, at the Participant’s election, as set forth in the Participation

Agreement, to the time determined in accordance with the elections made by the Participant from among the distribution alternatives available in respect of such under Section 4.1 or Section 4.2, as applicable; provided, however, effective with respect to any Pre-2015 Deferral Election made with respect to any Plan Year beginning after Plan Year 2007, (i) to the degree that a Participant has elected a fixed payment date in accordance with Section 4.1 that has not occurred at the date of the Participant’s Retirement, payments from the Participant’s Account will commence, regardless of such fixed date election, on the first anniversary of the Participant’s Retirement, and (ii) in all events, irrespective of the Participant’s election of a specified date, Retirement, January of the year following Retirement or Disability or Termination of Employment under such Section 4.1, payment shall commence under the Plan on the payment date specified in subclause (x) or subclause (y) of Section 4.1(a), as applicable.

(b)
Special Transition Rule Elections. Notwithstanding the provisions of Section 3.3(a), the Committee may permit any or all Participants, or any class of Participants, to change either or both the Deferral Period and the distribution elections applicable to all or any specified portion of the Participant’s Post-2004 Account in accordance with, and not later than the latest date specified under, the special transition relief applicable under the guidance promulgated under Section 409A of the Code.

(c)
Re-deferral Elections. Notwithstanding the provisions of this Section 3.3, Section 4.1 or Section 4.2, the Committee may permit any or all Participants, or any class of Participants, to change the Deferral Period and/or the distribution elections applicable to all or any specified portion of the Participant’s Post-2004 Account in accordance with the re-deferral election provisions under Section 409A of the Code, as more fully described in Section 4.1(e) and 4.2(d), as applicable.

3.4    Enrollment

(a)
General Rule. In order for an Eligible Employee to become a Participant under the Plan, the Eligible Employee must complete a Participation Agreement and submit it to the Committee (or its representative, Corporate Compensation) in the time frame specified in Section 3.1(b). If a Participation Agreement is not received by such date, the Eligible Employee is deemed to have elected not to defer any Eligible Compensation under the Plan for such subsequent Plan Year. Except as otherwise expressly provided in Section 3.3(b) or 3.3(c), once received by the Committee (or its representative, Corporate Compensation (including any Plan Administrator designated by Corporate Compensation)), such election to defer Eligible Compensation is irrevocable by the Eligible Employee.

(b)
Effect of Enrollment in the Event of a Termination of Employment. Effective in respect of compensation payable for services to be commenced in Plan Years beginning on or after January 1, 2008, if an otherwise Eligible Employee incurs a Termination of Employment after completing a Participation Agreement in respect of services to be performed commencing in such Plan Year, but prior to the commencement of such Plan Year, such election for that Plan Year will be deemed null and void and no amounts will be credited to the Participant’s Account under the Plan. In the event that an Eligible Employee completed a Participation Agreement and commenced the services to which such Eligible Compensation relates, such Participation Agreement will continue in full force and effect (to the extent the Participant is otherwise entitled to receive any compensation under the terms of the plan(s) or agreement(s) governing the payment of such Eligible Compensation). Any amount credited to the Participant’s account following Termination of Employment shall be paid in accordance with the provisions of Article IV applicable with respect to such Deferral Commitment.

3.5    Vesting

Participants will, at all times, be fully vested in the notional value of their Account balances under the Plan (which, due to notional gains, losses and interest, may be greater or lesser than the amount of Eligible Compensation actually deferred under the Plan).

ARTICLE IV—DISTRIBUTIONS

4.1     Distribution Election Requirements in Respect of Pre-2015 Deferral Elections

Except as otherwise expressly provided herein, a Participant may elect to commence to receive a distribution of amounts deferred with respect to a Deferral Period in respect to any Pre-2015 Deferral Election (i) at a fixed date or (ii) at or within a specified period of time following Retirement; provided, however, that (A) if a Participant has a Termination of Employment prior to qualifying for Retirement or prior to the occurrence of a specified date on which payments are to commence in respect of a Deferral Period, any distributions to be made under the Plan (other than distributions that have already commenced to be paid as of a fixed date prior to Termination of Employment) shall be made in connection with such Termination of Employment regardless of the Participant’s election of a different commencement date, and (B) certain other exceptions specified below (including, but not limited to, Section 4.3(c)) may, in specified circumstances, modify a Participant’s election as to the payment commencement date. Upon enrollment in respect of a Deferral Period in respect to any Pre-2015 Deferral Election, in order for the Participation Agreement to be deemed valid by the Committee (or its representative, Corporate Compensation) in respect of Eligible Compensation, the Participant must elect (i) either a fixed payment commencement date or the time at which distributions will commence following Retirement, (ii) a general distribution option for amounts deferred under the Plan (other than on account of a Termination of Employment prior to qualifying for Retirement or prior to attaining an elected fixed payment date for the commencement of such distributions) that will establish a specified schedule for the payment of distributions of the deferred amounts, and (iii) a distribution option that will establish a specified schedule for the payment of distributions of the deferred amounts in the event of the Participant’s Termination of Employment prior to qualifying for Retirement or prior to attaining an elected fixed payment date for the commencement of such distributions. Except as otherwise expressly provided herein with respect to a Pre-2015 Deferral Election, a Participant who fails to elect (i) a payment commencement date shall be deemed to have elected to receive a distribution commencing immediately (subject to Section 4.3(c)) following his or her Termination of Employment (including, where applicable, Retirement)) or (ii) a distribution option (whether under the general rules or in connection with a Termination of Employment prior to qualifying for Retirement) shall be deemed to have elected a single, lump sum payment.

(a)
Payment Date. Except as otherwise expressly provided herein, Participants will elect a payment date to commence payment of amounts deferred each Plan Year that they participate in the Plan. The payment date options that a Participant may elect are:

(i)	Retirement;

(ii)	January of the year following Retirement; or

(i)	A future specified date in a year that is subsequent to the year in which the Eligible Compensation deferred under the terms of this Plan would otherwise have been payable to such Participant;

provided that, to the degree that a Participant has elected a fixed payment date pursuant to (iii) above that has not occurred at the date of the Participant’s Retirement, payments from the Participant’s Account will commence regardless of such fixed date election, on the first anniversary of the Participant’s Retirement. Notwithstanding the foregoing provisions of this Section 4.1(a),

(x)    in no event shall payments under the Plan commence earlier than

(A)	the date on which the minimum additional five year deferral required in respect of any re-deferral election made by the Participant in accordance with Section 4.1(e) is satisfied, and

(B)	the date specified in Section 4.3(c), if such Section is applicable to the Participant or

(y)	in the case of any amount deferred hereunder in respect of services performed prior to 2014, if the Participant has not yet incurred a separation from service, payments shall commence

(A)	in the Plan Year in which the Participant has attained age 70 1/2, if the Participant attained age 69 prior to January 1, 2013, or

(B)	in the Plan Year in which the Participant has attained age 100, in all other cases.

For purposes of the immediately preceding sentence, (i) the Participant’s age shall be determined under the books and records of the Company, (ii) if both subclause (A) and (B) of subclause (x) of the immediately preceding sentence are applicable to a Participant, payment to the Participant under the Plan shall commence on the later to occur of the two dates specified in such subclause (x), and (iii) if both subclause (y) and subclause (A) of subclause (x) are applicable to a Participant, payment to the Participant under the Plan shall commence on the later date to occur of the two dates specified in such subclause (y) or subclause (A) of subclause (x).

(b)
General Distribution Option. Except as otherwise expressly provided herein, for Participants whose service continues until Retirement or who have elected payment at a fixed payment date which occurs prior to the date of the Participant’s Termination of Employment, any one of the following general distribution options may be chosen for payments commencing at the payment date determined in accordance with Section 4.1(a):

(i)     A single, lump sum payment;

(ii)     36 monthly installments;

(iii)     60 monthly installments; or

(iii)        120 monthly installments

(c)
Distribution Option in Case of Termination. Except as otherwise expressly provided herein, for Participants whose service does not continue until Retirement, distributions which have not been scheduled to commence under the Plan in accordance with the Participant’s elections with respect to any Pre-2015 Deferral Election will commence promptly (and in no event more than 90 days) following such Termination of Employment regardless of any election made pursuant to Section 4.1(a). A Participant may choose either of the following distribution options in the event that distribution commences on account the Participant’s Termination of Employment prior to qualifying for Retirement :

(i)	A single, lump sum payment payable as soon as practicable after such termination; or

(ii)	36 monthly installments beginning January of the year following the
Participant’s Termination of Employment.

(d)
Special Rules for Insurance Sales Agents. Notwithstanding anything else contained herein (other than Section 4.6) to the contrary, with respect to any Participant who is an Insurance Sales Agent the only payment date option that shall be available with respect to (i) any Eligible Compensation and that is payable with respect to services rendered after December 31, 2008 that is subject to a Deferral Commitment and (ii) any amount credited or to be credited to such Participant’s Post-2004 Account in respect of any Deferral Commitment which relates to any Deferral Period beginning prior to January 1, 2009 shall be a future specified date in a year subsequent to the later of (A) the year in which the Eligible Compensation deferred under the terms of this Plan would otherwise have been payable to the Participant and (B) 2008. Any such Participant shall select the applicable date of payment (as well as the distribution option related thereto) in accordance with the otherwise applicable provisions of the Plan (including, without limitation, Sections 3.2 and 4.1, and, to the extent permitted by the Committee, Section 3.3(b)), except that, subject to the provisions of Section 4.6, the fixed payment date elected or established under this Section 4.1(d) and the distribution option elected or established with respect thereto in accordance with this Section 4.1 shall apply as of the elected fixed payment date regardless of whether the Insurance Sales Agents has had a Termination of Employment or Retirement prior to such fixed payment date. If a Participant fails to elect a fixed payment date, the payment date shall be deemed to be the calendar year in which the Participant would attain age 65 or, if such year is prior to 2009 or has occurred prior to, or is, the year in which the Eligible Compensation deferred would otherwise have been payable to the Participant, the payment date shall be the later of (i) 2009, (ii) the calendar year in which the Insurance Sales Agent would attain age 70 ½ and (iii) the date on which the minimum additional five year deferral required in respect of a re-deferral election made in accordance with Section 4.1(e) is satisfied.

(e)
Opportunity to Further Defer Commencement of Distributions and Change Form of Distribution. Notwithstanding the generally applicable provisions of this Section 4.1, a Participant may elect to defer the time at which distribution from the Participant’s Post-2004 Account corresponding to any Pre-2015 Deferred Election commences and/or may also change the form in which such amounts are distributed in accordance with this Section 4.1(e). Any such re-

deferral election shall be made on a form designated for such purpose by Corporate Compensation, which election shall be delivered to Corporate Compensation not later than 12 months prior to the date upon which distribution of the amount of deferred compensation subject to such re-deferral election (the “Delayed Distribution”) is otherwise scheduled to commence. Any re-deferral election made under this Section 4.1(e) may be changed at any time before the last permissible date for making such an election. Any such re-deferral election in effect on such last permissible date shall become irrevocable, and any purported re-deferral election made after such last permissible date shall be void. For this purpose, any payment to be made in installments shall be treated as a single distribution, so that any such re-deferral election must be made at least 12 months prior to the date the first installment is scheduled to commence. In addition, any such re-deferral election made prior to November 1, 2014 must postpone payment of the Delayed Distribution for a minimum of five years from the date such Delayed Distribution would otherwise have commenced to be paid under any of the distribution provisions of set forth in Section 4.1(a) (i.e., a fixed payment date or distribution following Retirement) regardless of whether the change in the timing of the distribution is changed only with respect to only one such alternative distribution event (e.g., if a distribution is scheduled to be paid on the fixed date of January 15, 2016, any such re-deferral election would have to be deferred at least until January 15, 2021, and must also postpone a distribution scheduled to commence on the January 1 following a Participant’s Retirement until the January 1 following the fifth anniversary of the Participant Retirement). Any re-deferral election made on or after November 1, 2014 may postpone payment of either a fixed date distribution election or a distribution payable on account of Termination of Employment, including, if applicable Retirement, for a minimum of five years from the date such Delayed Distribution would otherwise have commenced, but will not affect the timing of any other distribution event that is treated as a separate distribution trigger for purposes of Section 409A of the Code (e.g., if a distribution is scheduled to be paid on the fixed date of January 15, 2020, any change to such fixed date election must cause such distribution to be deferred at least until January 15, 2025, but such re-deferral election would not alter the date on which a distribution scheduled to commence on the Participant’s Retirement or other Termination of Employment would occur). Subject to the applicable minimum deferral period required pursuant to whichever of the two immediately preceding sentences is applicable and to such limitations and restrictions that the Committee may impose to facilitate the administration of such redeferral elections, the form of distribution with respect to any Delayed Distribution may be modified to be payable in any form that could be elected by the Participant pursuant to Section 4.1(a), (b) or (c), or, in the case of any Insurance Sales Agent, pursuant to Section 4.1(b), (c) or (d). For the avoidance of doubt, a Participant (i) may change the time at which a distribution occurs in accordance with this Section 4.1(e) without changing the form of payment, but no election may be made to change the form of distribution as to any amounts credited to the Participant’s Post-2004 Account that corresponds to any Pre-2015 Deferral Election without also changing the time of distribution with regard to such amounts in accordance with this Section 4.1(e) and (ii) may not in any circumstances change the time at which or form in which a distribution is to be made with respect to the Participant’s Pre-2005 Account.

(f)
Distributions On the Participant’s Termination of Employment. Except as provided in this Section 4.1(f), in the event of a Participant’s Termination of Employment for any reason other than Retirement, death, or Disability, distribution of any amounts in respect of a Deferral Commitment shall be made in connection with such Termination of Employment, in accordance with the distribution option applicable to such Deferral Commitment pursuant to Section 4.1(c), regardless of whether the Participant had otherwise elected to commence payment of the Deferral Commitment at a fixed payment date that is after the date of such Termination of Employment. Notwithstanding the immediately preceding sentence, if payment in respect of a Deferral Commitment were to have commenced as of fixed date specified by the Participant occurring prior to such Termination of Employment, distributions shall be made (or continue) in respect of such Deferral Commitment on the basis otherwise elected by the Participant and without adjustment due to such Termination of Employment. This section shall not apply to the Post-2004 Account of any Insurance Sales Agent, which shall be governed by the provisions of Section 4.1(d).

4.2     Distribution Election Requirements with respect to Post-2014 Deferral Elections

Except as otherwise expressly provided herein, a Participant may elect to commence to receive a distribution of amounts deferred with respect to a Deferral Period in respect of any Post-2014 Deferral Election (i) at a fixed date or (ii) at, or at a specified time following, Termination of Employment; provided, however, that certain other exceptions specified below (including, but limited to, Section 4.3(c)) may, in specified circumstances, modify a Participant’s election as to the payment commencement date. Upon enrollment in respect of a Deferral Period in respect of any Post-2014 Deferral Election, in order for the Participation Agreement to be deemed valid by the Committee (or its representative, Corporate Compensation) in respect of Eligible Compensation in respect to a Post-2014 Deferral Election, the Participant must elect (i) either (A) a fixed payment commencement date or (B) the time at which distributions will commence at or following Termination of Employment and (ii) a general distribution option for amounts deferred under the Plan that will establish a specified schedule for the payment of distributions of the deferred amounts. Except as otherwise expressly provided herein, with respect to any Post-2014 Deferral Election a Participant who fails to elect (i) a payment commencement date shall be deemed to have elected to receive a distribution in January of the year following his or her Termination of Employment (including, where applicable, Retirement) or (ii) a distribution option (whether under the general rules or in connection with a Termination of Employment, including, where applicable, Retirement) shall be deemed to have elected a single, lump sum payment.

(a)
Payment Date. Except as otherwise expressly provided herein, Participants will elect a payment date to commence payment of amounts deferred each Plan Year that they participate in the Plan. The payment date options that a Participant may elect are:

(i)	Termination of Employment;

(ii)	January of the year following Termination of Employment;

(iii)	15 months following Termination of Employment;

(iv)	A future specified date in a year that is subsequent to the year in which the Eligible Compensation deferred under the terms of this Plan would otherwise have been payable to such Participant.

(b)
General Distribution Option. Except as otherwise expressly provided herein, any one of the following general distribution options may be chosen for payments commencing at the payment date determined in accordance with Section 4.2(a):

(ii)     A single, lump sum payment;

(iii)     36 monthly installments;

(iv)        60 monthly installments; or

(v)        120 monthly installments

(c)
Special Rules for Insurance Sales Agents. Notwithstanding anything else contained herein (other than Section 4.6) to the contrary, with respect to any Participant who is an Insurance Sales Agent the only payment date option that shall be available with respect to a Post-2014 Deferral Election shall be a future specified date in a year subsequent to the year in which the Eligible Compensation deferred under the terms of this Plan would otherwise have been payable to the Participant. Any such Participant shall select the applicable date of payment (as well as the distribution option related thereto) in accordance with the otherwise applicable provisions of the Plan (including, without limitation, Sections 3.2 and 4.2, and, to the extent permitted by the Committee, Section 3.3(b)). If a Participant fails to elect a fixed payment date, the payment date elected shall be deemed to be the calendar year in which the Participant would attain age 65.

(d)
Opportunity to Further Defer Commencement of Distributions and Change Form of Distribution. Notwithstanding the generally applicable provisions of this Section 4.2, a Participant may elect to defer the time at which distribution of any amount subject to a Post-2014 Deferral Election commences and/or may also change the form in which such amounts are distributed in accordance with this Section 4.2(d). Any such re-deferral election shall be made on a form designated for such purpose by Corporate Compensation, which election shall be delivered to Corporate Compensation not later than 12 months prior to the date upon which distribution of the amount of deferred compensation subject to such re-deferral election (the “Delayed Distribution”) is otherwise scheduled to commence. Any re-deferral election made under this Section 4.2(d) may be changed at any time before the last permissible date for making such an election. Any such re-deferral election in effect on such last permissible date shall become irrevocable, and any purported re-deferral election made after such last permissible date shall be void. For this purpose, any payment to be made in installments shall be treated as a single distribution, so that any such re-deferral election must be made at least 12 months prior to the date the first installment is scheduled to commence. In addition, any re-deferral election made in respect of either a fixed date distribution election or a distribution payable on account of Termination of Employment (including, if applicable, Retirement) must postpone the time at which such distribution would be made for a minimum of five years from the date such Delayed Distribution would otherwise have commenced, but will not affect the timing of any other distribution event that is treated as separate distribution trigger for purpose of Section 409A of the Code. Subject to the immediately preceding sentence and to such limitations and restrictions that the Committee may impose to facilitate the administration of such redeferral elections, the form of distribution with respect to any Delayed Distribution may be modified to be payable in any form that could be elected by the Participant pursuant to Section 4.2(a) or (b), or, in the case of any Insurance Sales Agent, pursuant to Section 4.2(c). For the avoidance of doubt, a Participant may change the time at which a distribution occurs in accordance with this Section 4.2

(d) without changing the form of payment, but no election may be made to change the form of distribution as to any amounts corresponding to the Participant’s affected Post-2014 Deferral Election without also changing the time of distribution with regard to such amounts in accordance with this Section 4.2(d).

4.3     Payments

(a)
General Rule. Subject to the terms of the Plan (including, but not limited to, Section 4.1(c) and 4.3(c)), payments will be made as of the date or event elected in the Participation Agreement and according to the distribution payment option elected.

(b)
Small Account Balances – Lump Sum Cashout. Notwithstanding the foregoing, in the event the Participant’s Account balance, when coupled with the amounts credited to the Participant under all other account balance plans maintained by any of the 409A Service Recipients which are required to be aggregated with this Plan for purposes of Section 409A of the Code, is ten thousand dollars ($10,000) or less at the time a distribution of the Participant’s Account balance would commence by reason of the application of Section 4.1, Section 4.2, Section 4.6 or Section 4.7, the amount of such Participant’s Account balance under this Plan and all other such account balance plans shall be paid out in a lump sum notwithstanding the form of benefit payment elected by the Participant under Section 4.1, Section 4.2, Section 4.6 or Section 4.7, as applicable. For purposes of this Section 4.3(b), a Participant’s Account balance shall be valued in accordance with the general provisions of Section 6.4(a).

(c)
Six Month Delay in Commencement of Distribution in Respect of Specified Employees. Notwithstanding anything else contained in Section 4.1, Section 4.2 or elsewhere in the Plan to the contrary, any distribution from a Participant’s Post-2004 Account on account of Termination of Employment or Retirement (other than any such event occurring in connection with the Participant’s death) to a Participant who, at the time such distribution would commence, is a “specified employee” within the meaning of Section 409A and the regulations promulgated thereunder shall not commence earlier than six months following the date such Participant incurs such Termination of Employment or Retirement. To the extent that any amount distributable to a Participant is delayed by reason of this Section 4.3(c), such amount shall continue to be held in accordance with the terms of the Plan and the delayed distribution shall be made on the six month anniversary of the Participant’s Termination of Employment or Retirement. Corporate Compensation shall determine who is specified employee as of each December 31 in accordance with procedures adopted in compliance with Section 409A, and such determination shall be effective for determining who is a specified employee with respect to distributions commencing in the 12 month period commencing on the next following April 1 and continuing through the second following March 31.

4.4     Hardship and Unforseeable Emergency Withdrawals

In the event of Financial Hardship, a Participant may request payment of all or a portion of the amounts credited to a Participant’s Pre-2005 Account to be accelerated (a “Hardship Withdrawal”). In the event the Participant requests that payment be advanced through a Hardship Withdrawal, the amount involved cannot exceed the lesser of (i) the funds required to satisfy the Financial Hardship or (ii) the excess of the balance in the Participant’s Pre-2005 Account minus the amount, if any, of such balance deemed invested in a Restricted Investment Option which is not then available for withdrawal due to the applicable restrictions or conditions on such Restricted Investment Option. A Participant may request to receive a distribution of all or a portion of his or her Post-2004 Account on account of an Unforseeable Emergency. The amount that may be distributed pursuant to the immediately preceding sentence shall not exceed the lesser of (i) the amount necessary to resolve the financial need arising due to an Unforseeable Emergency and the taxes that would due upon such distribution or (ii) the excess of the Participant’s balance in his or her Pre-2005 Account as of the date of such withdrawal minus the amount, if any, of such balance deemed invested in a Restricted Investment Option which is not then available for withdrawal due to the applicable restrictions or conditions on such Restricted Investment Option. In no event shall any financial need be deemed an Unforseeable Emergency to the extent that the related financial need is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent such liquidation would not itself cause severe financial hardship (including, without limitation, distribution of any amount that is available for a Hardship Withdrawal from the Participant’s Pre-2005 Account), or by cessation of deferrals under the Plan.

The Participant will be required to produce any information that the Committee finds necessary or appropriate to make a determination of whether the participant has a Financial Hardship or an Unforseeable Emergency. Any Hardship Withdrawal or withdrawal on an account of an Unforseeable Emergency shall be payable in a lump sum within 30 days of the date that the Committee shall have determined that such a Hardship or Unforseeable Emergency exists which entitles a Participant to receive a distribution under this Section 4.4.

In the event the Participant receives a Hardship Withdrawal or a withdrawal with respect to an Unforseeable Emergency, the Participant will be precluded from deferring additional Eligible Compensation in respect of services that would commence to be performed in the subsequent Plan Year.

4.5        Early Distribution With Penalty

A request for an Early Distribution With Penalty of the Participant’s Pre-2005 Account balance may be made by submitting a Deferred Compensation Withdrawal Form at any time during a Plan Year. The amount distributed from the Pre-2005 Account will be reduced by a penalty of ten percent (10%) of the Account. For purposes of any such Early Distribution With Penalty, the Account will be valued as of the date on which the request is received and will be paid in a lump sum within thirty (30) days of receipt by the Committee (or its representative, Corporate Compensation (including any Plan Administrator designated by Corporate Compensation)) of such Withdrawal Form. Notwithstanding the foregoing to the contrary, in no event shall the distribution from the Pre-2005 Account for purposes of Early Distribution With Penalty include any amount that is deemed invested in a Restricted Investment Option which is not then available for distribution due to applicable restrictions or conditions on such Restricted Investment Option.

If an Early Distribution With Penalty payment is made, the Participant will be precluded from deferring additional Eligible Compensation in respect of services that would commence to be performed in the subsequent Plan Year.

Any penalty amounts withheld from the Early Distribution With Penalty shall be returned to the Employer’s general assets.

4.6     Distributions on the Participant’s Death

Notwithstanding the distribution and payment options elected or established hereunder (including, without limitation, the distribution options elected or established in Sections 4.1(d) and 4.2(c)), payment of the entire account balance in a single lump sum will be made to the Participant’s designated Beneficiary upon the Participant’s death. Should the Participant’s death occur after monthly installments have already started in accordance with the applicable provisions of the Plan, the balance of the Participant’s account shall become due and payable in one single lump sum to the Beneficiary within thirty (30) days of the Participant’s death.

4.7     Distributions on the Participant’s Disability

Subject to Section 4.3(c), if applicable, should the Participant incur a Disability, payment(s) in the elected form specified for General Distribution Options will begin within thirty (30) days of notification of the Participant’s Disability, except that, if Disability should occur after monthly installments have already started in accordance with the applicable provisions of the Plan, payments will continue for the remainder of the elected installment period. This section shall not apply to the Post-2004 Account of any Insurance Sales Agent, which shall be governed by the provisions of Sections 4.1(d) or 4.2(c), as applicable.

ARTICLE V—BENEFICIARY DESIGNATION

5.1	Beneficiary Designation

A Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Account. Each Beneficiary designation shall be in writing, on a form specified by the Committee (or its representative, Corporate Compensation), and shall be filed with the Committee (or its representative, Corporate Compensation (including any Plan Administrator designated by Corporate Compensation)) during the Participant’s lifetime, and any such election shall apply to the Participant’s entire Account balance. If a Participant fails to designate a Beneficiary or if a Beneficiary does not survive the Participant, payment will be made to the Participant’s estate in the event of the Participant’s death.

5.2	Changing Beneficiary

A Participant may change his/her Beneficiary at any time by completing a Beneficiary designation, again in writing on a form specified by the Committee (or its representative, Corporate Compensation). The change will take effect only after it is received by the Committee (or its representative, Corporate Compensation (including any Plan Administrator designated by Corporate Compensation)) and determined to be in good order. Any previous Beneficiary’s interest in the Participant’s Account under the Plan will end as of the date the request is received and determined to be in good order, even if the Participant is not living when the request is received, and any such election to change Beneficiaries shall apply to the Participant’s entire Account balance.

ARTICLE VI—ACCOUNTS

6.1	Participant Accounts

An Account shall be established on behalf of each Participant under the Plan, and all Eligible Compensation amounts that such Participant elects to defer under the terms of the Plan (as well as any Insurance Sales Agent Matching Contribution) shall be credited in such Account at the time it would have otherwise been payable to the Participant (or, in the event of any Insurance Sales Agent Matching Contribution, when the Eligible Compensation related to such Matching Contribution would have been payable to the Participant). In respect of any Participant who had an Account to which deferred Eligible Compensation had been credited in respect of any Plan Year prior to 2005, such Account shall be bifurcated into two sub-accounts: the Pre-2005 Account and the Post-2004 Account.

6.2	Earnings Indices and Investment Options for Accounts

A Participant’s Account will be credited with notional interest, earnings (and, where applicable, notional investment gain or loss) that are intended to mirror the investment performance and results of the indices/notional investment options selected by the Participant on the Participation Agreement beginning with the date of deferral (or, if attributable to Insurance Sales Agent Matching Contributions, the date such amounts are credited to the Account) until such time as payment of the entire account balance is made. The Plan Administrator may from time to time designate one or more such indices/notional investment options as a Restricted Investment Option, by specifying the restrictions or conditions that would be applicable with respect to notional investments thereunder.

For Plan Year 2000, the available notional investment options under the Plan are intended to mirror the performance of four of the investment options available to participants of the Prudential Employee Savings Plan in 2000, as follows: (a) the Fixed Rate Fund; (b) the Prudential Stock Index Fund; (c) the Prudential Balanced Fund; and (d) the Prudential Jennison Growth Fund. For Plan Years beginning on or after January 1, 2001, the available notional investment options under the Plan shall, at a minimum, be designed with the intent of mirroring the performance of all of the then-current investment options available to participants of the Prudential Employee Savings Plan in such year. With respect to amounts deemed allocated to the notional Fixed Rate Fund under the Plan, such amounts will be credited with interest in the same general manner as interest would be credited to amounts actually invested in the actual Fixed Rate Fund; with respect to amounts deemed allocated to the other notional investment options under the Plan, such amounts will be credited under the Plan as if the Participant had actually purchased units of such separate account/mutual funds on the date of such deferral. To the extent that various actual investment options are added to, or removed from, the Prudential Employee Savings Plan, comparable changes shall be made in the available notional investment options under this Plan, and any such changes shall be communicated to Participants as soon as administratively practicable.
Without limiting the generality of the foregoing, with respect to the notional investment of any Accounts after October 13, 2010, the Committee (or, if such authority is delegated to it by the Committee, Corporate Compensation) may, in its discretion, from time to time and at any time add such additional notional investment options having such terms and conditions as the Committee (or, if applicable, Corporate Compensation) shall determine. The Committee (or, if such authority is delegated to it by the Committee, Corporate Compensation) may at any time eliminate, alter the investment parameters, or otherwise modify the terms and conditions applicable to any such notional investment option made available pursuant to the immediately preceding sentence (including, but not limited to, limiting access to such notional investment option to a specified groups of Participants or imposing minimum and maximum amounts that may be deemed invested therein).

Except as otherwise provided in accordance with this Section 6.2, a Participant may elect any combination of the available notional investment options; provided, however, that the Participant’s allocation of his or her account must be stated in one percent (1%) increments or such other increments as the Committee shall specify from time to time.

6.3	Changing Indices

A Participant may change how the notional amounts reflected in his or her Account are deemed invested by completing an Account Reallocation Form. Such deemed investment allocations may be changed periodically, and in no event less than once per calendar quarter. Effective with the 2002 Plan Year, allocations may be changed monthly and changes will be effective on the first day of the following month. Effective from and after October 13, 2010, unless Corporate Compensation shall determine that, to the extent reasonably advisable to facilitate the administration of the Plan, changes in such allocations shall be made less frequently (but in no event less frequently than monthly), a Participant may change the manner in which the Participant’s Account is allocated among the notional investment options as of the close of business on any business day by notice delivered in such form and by such time as Corporate Compensation shall specify from time to time.

To the extent that additions to, or subtractions from, the number of indices/notional investment options are made under this Plan, Participants will be asked to complete an Account Reallocation Form to indicate if they wish to reallocate their notional Account balances. In the event no such Form is received, no changes to the Participant’s Account will be made except that, in the event a particular indices/notional investment option is eliminated and no Form has been completed, the notional amounts credited in such eliminated index shall be credited under the notional Fixed Account Fund as of the date of such elimination (or as soon as administratively practicable thereafter).

6.4	Account Valuation and Reports

(a)
Periodic Account Valuation. For purposes of Account recordkeeping, periodic updates of the notional value of each Participant’s Account (and of the aggregate unfunded liabilities of the Plan as a whole) shall be made at the direction of the Committee; provided that, unless the Committee shall otherwise determine, as to any, some or all Accounts (including, but not limited to Accounts invested in particular notional investment options), the value of each such Account shall be determined as of the close of business on each business day. With respect to any distribution for a Participant’s Account as provided for in Article IV of the Plan, the aggregate value of any such distribution shall be calculated by reference to the notional value of the Account as of the last business day immediately prior to the date of distribution (or, if and to the extent reasonably advisable to facilitate such distribution, such earlier business day in reasonable proximity thereto as Corporate Compensation shall determine).

(b)
Participant Statements. Quarterly statements illustrating Participant Account balances, including any notional gains or losses in such Accounts, shall be made available to Participants as soon as practicable after the end of each calendar year quarter, in a form and manner prescribed by the Committee.

ARTICLE VII—ADMINISTRATION

7.1    Administration of the Plan

The Vice President – Compensation of the Company shall be deemed to be the committee appointed to administer the Plan (the “Committee”). The Committee shall maintain such procedures and records as will enable the Committee to determine the Participants and their Beneficiaries who are entitled to receive benefits under the Plan and the amounts thereof. Further, the Committee may elect to delegate its administrative responsibilities under the Plan (including, but not limited to, the distribution of Participation Agreements and the monitoring of the various recordkeeping services related to Accounts under the Plan) to, among other entities, the Corporate Compensation unit of the Company’s Human Resources function (“Corporate Compensation”). To the degree the delegation of such responsibilities is specifically referenced under the terms of the Plan, the Committee shall be deemed to have so elected to delegate such responsibilities to Corporate Compensation.

7.2    General Powers of Administration

Subject to oversight by the Compensation Committee of the Board, the Committee shall have the exclusive right, power, and authority, in its sole, full and absolute discretion, to interpret any and all of the provisions of the Plan, to supervise the administration and operation of the Plan, and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for benefits arising under the Plan. Any decision or action of the Committee shall be conclusive and binding on all parties, including the Participants. In addition, to the extent that the Plan establishes (i) any limitation or condition on the ability of a Participant to make elections as to the time at which, or the manner or increments in which the Participant's Accounts may be deemed invested, or (ii) any other rule or requirement primarily for purposes of facilitating the administration of the Plan (and not to comply with Section 409A of the Code or any other applicable provision of the Code or other applicable law), the Committee may in its sole discretion, modify or adjust such limitation, condition or rule, on a prospective basis, if the Committee deems such action to be necessary or appropriate for the administration of the Plan and such action will not result in a violation of Section 409A and is not otherwise in contravention of applicable law.

ARTICLE VIII—AMENDMENT AND TERMINATION OF PLAN

8.1    Amendment of the Plan

(a)	General. The Committee shall have the authority to adopt minor amendments to the Plan without prior approval by the Compensation Committee of the Board that:

(i)	are necessary or advisable for purposes of complying with applicable laws and regulations;

(ii)    relate to administrative practices under the Plan;

(iii)	relate to the selection or deletion of additional notional investment options for Participants in their accounts; or

(iv)	have an insubstantial financial effect on the Plan.

The Compensation Committee of the Board shall have the authority to adopt any other amendments to the Plan not encompassed under the terms of the preceding sentence. Any such amendments must be made by written instrument, and notice of such amendments shall be provided as soon as practicable to Participants after their adoption.

(b)    Amendments Related to Certain Corporate Transactions. Without limiting the provisions of Section 8.1(a) above, in the event of a corporate transaction or transactions involving the sale, spin-off or other disposition of assets or equity interests in the Employer or any Participating Subsidiary to an unaffiliated entity (“Third Party Acquirer”) and which, as a result of such transaction or transactions, it is anticipated that Participants may be transferred to, or be employed by, the Third Party Acquirer or other entities which, as a result of such transaction, are no longer affiliated with the Employer (the “Transferred Participants”), the Company may amend the Plan to provide for the transfer of Account liabilities rather than the distribution of Account balances to such affected Participants in accordance with the applicable terms of Section 4.1(c), Section 4.1(f), and Section 4.2(a)(i), (ii), or (iii) as follows:

(i)
Both the Employer (or, if relevant, the Participating Subsidiary) and the Third Party Acquirer must agree to the transfer of Account liabilities with respect to all of the Transferred Participants transferred to, or employed by, the Third Party Acquirer or its affiliates; and

(i)
The Third Party Acquirer must agree to establish a new plan (or modify an existing deferred compensation plan) (the “Transferee Plan”), on or prior to the corporate transaction and the transfer of Account liabilities pertaining to the Transferred Participants that, in a form satisfactory to the Employer, provides, among other things, for:

(A)
the assumption by the Transferee Plan of all applicable terms (other than notional investment options) of such Transferred Participant’s Participation Agreements with respect to any amounts deferred or credited under the Plan on or prior to the effective date of such Account transfer;

(B)	the provision of at least equivalent notional investment options to those offered under the Plan to Participants as of the proposed date of Account liability transfer; and

(C)
the assumption of (and indemnification by) the Third Party Acquirer of the Company, Employer and all Participating Subsidiaries (including their agents, employees, officers and other representatives) of any and all liabilities relating to such Transferred Participants’ Account liability transferred from the Plan to the Transferee Plan (including, but not limited to, assumption of the Employer’s responsibility under Section 8.3 of the Plan through the adoption of identical language in the Transferee’s Plan effective as of the transfer of such Account liabilities).

8.2    Termination of the Plan

The Company reserves the right to terminate the Plan in any respect and at any time and may do so pursuant to a written resolution of the Compensation Committee of the Board. Notwithstanding the foregoing, no termination of the Plan shall accelerate or otherwise change the time at which, or the form in which, amounts are distributable hereunder, unless such acceleration or other change can be effected in connection with such termination without causing all or any portion of such amounts to be subject to the additional rate of tax imposed under Section 409A of the Code.

8.3    Limitations on Amendment or Termination of the Plan

Notwithstanding anything else to the contrary set forth in the Plan, any amendment or termination of the Plan may not adversely affect the rights of any Participant or Beneficiary to receive the amount of benefits earned and accrued under the Plan prior to such amendment or termination; provided, however, that

(a)	any amendment satisfying the terms of Section 8.1(b);

(b)	any alteration of the notional investment options under the Plan as set forth under Section 8.1(a),

(c)	any acceleration of payments of amounts accrued under the Plan by operation of the Plan’s terms; or

(d)	any decision by the Committee or the Compensation Committee to limit participation (or other features of the Plan) prospectively under the Plan shall not be deemed to violate this provision.

ARTICLE IX—MISCELLANEOUS

9.1    Unfunded Plan/ Participant’s Rights Unsecured and Unfunded

This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly-compensated employees within the meaning of Sections 201,301 and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, no assets of the Company shall be segregated or earmarked to represent the liability for accrued benefits under the Plan. Amounts referenced in Participant Account statements are only recordkeeping devices reflecting such liability for accrued benefits, and do not reflect any actual amounts credited. The right of a Participant (or his or her Beneficiary) to receive a payment hereunder shall be an unsecured claim against the general assets of the Company. All payments under the Plan shall be made from the general funds of the Company. The Company is not required to set aside money or any other property to fund its obligations under the Plan, and all amounts that may be set aside by the Company prior to the distribution of Account balances under the terms of the Plan remain the property of the Company.

Notwithstanding the foregoing, nothing in this Section 9.1 shall preclude the Company, in its sole discretion, after the Effective Date, from establishing a “rabbi trust” or other vehicle in connection with the operation of this Plan, provided that no such action shall cause the Plan to fail to be an unfunded plan designed to provide deferred compensation benefits for a select group of management or highly-compensated employees for purposes within the meaning of Title I of ERISA.

9.2     Plan Is Not a Contract of Employment

This Plan shall not constitute a contract of employment between the Employer and/or any Participating Subsidiary and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge a Participant at any time.

9.3        Notice

Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered, sent by first class, registered or certified mail, or by such other means as the Committee, in its sole discretion, may deem appropriate. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address, c/o Corporate Compensation. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known home or office address in Employer’s records.

9.4    No Guarantee of Benefits

Nothing contained in the Plan shall constitute a guaranty by the Employer or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

9.5    Non-Alienation Provision

No interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

9.6    Applicable Law

The Plan shall be construed and administered under the laws of the State of New Jersey, except to the extent that such laws are preempted by ERISA.

9.7    Taxes

To the extent required by law, amounts accrued under the Plan shall be subject to federal and state income, federal social security and federal or state unemployment taxes during the year the services giving rise to such amounts were performed (or, if later, when the amounts are both determinable and not subject to a substantial risk of forfeiture). The Company, the Employer or the Participating Subsidiary (as applicable) shall withhold from any payments made pursuant to the Plan such amounts as may be required by federal, state or local law, and the Company, the Employer or the Participating Subsidiary (as applicable) further reserves the right: (a) to limit or reduce the amounts intended to be deferred under the terms of the Plan as may be necessary or appropriate in order to ensure that any required tax withholdings can be deducted; and/or (b) to require the Participant to pay any taxes owed on such amounts through payroll deduction.

9.8	Excess Payments

If the compensation, years of service, age, or any other relevant fact relating to any person is found to have been misstated, the Plan benefit payable by the Company to a Participant or Beneficiary shall be the Plan benefit which would have been provided on the basis of the correct information. Any excess payments due to such misstatement, or due to any other mistake of fact or law, shall be refunded to the Company or withheld by it from any further amounts otherwise payable under the Plan.

9.9    No Impact on Other Benefits

Amounts deferred and accrued under the Plan shall not be included in a Participant’s compensation for purposes calculating benefits under any other plan, program or arrangement sponsored by the Employer or Participating Subsidiary, unless such plan, program or arrangement so provides.

9.10    Data

Each Participant or Beneficiary shall furnish the Committee with all proofs of dates of birth and death and proofs of continued existence necessary for the administration of the Plan, and the Company shall not be liable for the fulfillment of any Plan benefits in any way dependent upon such information unless and until the same shall have been received by the Committee in a form satisfactory to it.

9.11    Incapacity of Recipient

If a Participant or other Beneficiary entitled to a distribution under the Plan is living under guardianship or conservatorship, distributions payable under the terms of the Plan to such Participant or Beneficiary shall be paid to his or her appointed guardian or conservator and such payment shall be a complete discharge of any liability of the Company, the Employer and the Participating Subsidiary (as the case may be) under the Plan.

9.12    Usage of Terms and Headings

Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

Exhibit A -- Certain Employee Transfers

Transfer of Employees from the Company to Jennison Associates During Plan Year 2000

With respect to any Employee that (a) was transferred from the Company to Jennison Associates (a subsidiary of the Company that is not a Participating Subsidiary) in Plan Year 2000 pursuant to the transfer of the Company’s public equity management unit to Jennison Associates and (b) that would otherwise have been treated as an “Eligible Employee” as defined under the Plan but for such transfer, such Employees shall continue to be eligible to submit a Participation Agreement to defer Eligible Compensation (as generally defined in Section 3.2(a) of the Plan) that would otherwise be payable to such Employees in Plan Year 2001 pursuant to the terms of the Plan. Once such deferrals are made, such affected Employees will be treated as Employees who have transferred employment from the Company to a subsidiary or affiliate of the Company that is not a Participating Subsidiary, and the general provisions of the Plan will continue to be in full force and effect.